Exhibit 10.5

INPHONIC, INC.,

SIMIPC ACQUISITION CORP.

and

STAR NUMBER, INC.

THIRD AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”)is entered into as of August 7, 2003 by and between COMERICA BANK, successor by merger to Comerica Bank -California, successor by merger to Imperial Bank (“Bank”), INPHONIC, INC. (“InPhonic”), SIMIPC ACQUISITION CORP. (“SimIpc”), STAR NUMBER, INC. (“Star Number”, and together with InPhonic and SimIpc, the “Borrowers”). Except as expressly set forth herein, this Agreement amends, restates and replaces (a) that certain Credit Terms and Conditions dated as of May 2, 2000 between InPhonic and Bank, (b) that certain Commitment Letter attached thereto, (c) that certain Security and Loan Agreement dated as of May 2, 2000 between InPhonic and Bank, (d) that certain Commercial Security Agreement dated as of May 2, 2000 between InPhonic and Bank, (e) that certain Amended and Restated Loan and Security Agreement dated as of January 18, 2001 between InPhonic and Bank, as amended by that certain First Amendment to Credit Terms and Conditions dated as of January 18, 2001 between InPhonic and Bank and (f) that certain Second Amended and Restated Loan and Security Agreement dated as of March 1, 2002 among Inphonic, SimIpc and Bank, as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated July 2, 2002 among Inphonic, SimIpc and Bank, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated September 23, 2002 among Inphonic, SimIpc and Bank, that certain Joinder Agreement and Third Amendment to Second Amended and Restated Loan and Security Agreement dated March 7, 2003 among Borrowers and Bank, and that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated August 6, 2003 among Borrowers and Bank (the “Second Amended and Restated Loan Agreement”, and collectively with subsections, (a) through (e), the “Original Loan Documents”), in their entirety.

RECITALS

A. Borrowers, as applicable, and Bank are parties to the Original Loan Documents, pursuant to which Bank agreed to make loans to InPhonic upon the terms and conditions contained therein.

B. SimIpc and Star Number are wholly-owned subsidiaries of InPhonic.

C. Borrowers have requested and Bank has agreed to amend and restate the Original Loan Documents, subject to the terms and conditions hereinafter set forth and the documents to be executed in connection herewith.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the definitions set forth on Exhibit A.

1.2 Accounting Terms. All accounting terms not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Borrowers jointly and severally promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms and conditions set forth herein.

(b) Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the amount of the Committed Revolving Line at any one time. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b), together with all accrued and unpaid interest thereon, shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

(ii) Whenever any Borrower desires an Advance, such Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Eastern time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall jointly and severally indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrowers’ deposit account.

(c) Equipment Term Loan.

(i) Borrowers acknowledge that Bank has provided Equipment Advances and that the current outstanding principal balance of the Equipment Advances is $153,210.00.

(ii) Borrowers will continue to repay the Equipment Advances in consecutive monthly installments of principal plus accrued interest in accordance with the amounts set forth in Section 2.1(c) of the Second Amended and Restated Loan Agreement (each of the foregoing monthly installments, a “Equipment Advance Payment”). Each Equipment Advance Payment is payable on the first day of each month during the term of the loan. Borrowers’ final Equipment Advance Payment, due on the Equipment Maturity Date, shall include all principal and accrued interest amounts owing pursuant to the Equipment Line.

(iii) No further advances or drawdowns under the Equipment Line shall be permitted.

(d) Term Loan.

(i) Subject to Section 3, Bank will make the Term Loan to Borrowers on the date hereof.

(ii) Borrowers will repay the Term Loan in 59 consecutive monthly installments of (x) principal payments equal to the amount of the Term Loan divided by 120 plus (y) accrued interest, followed by a monthly installment equal to all remaining principal and accrued interest (each of the foregoing monthly installments, a “Term Loan Payment”). Each Term Loan Payment is payable on the first day of each month during the term of the loan. Borrowers’ final Term Loan Payment, due on the Term Loan Maturity Date, shall include all principal and accrued interest amounts owing pursuant to the Term Loan.

(iii) The proceeds of the Term Loan may only be used to pay the full amount of the principal indebtedness owed by Borrowers to Spring Capital Partners, L.P. and Argosy Investment Partners II, L.P.

(e) Letter of Credit Usage and Sublimit.

(i) Subject to the availability under the Committed Revolving Line and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrowers such standby and commercial letters of credit (each, a “Letter of Credit” and collectively, “Letters of Credit”) as Borrowers may request, which request shall be made by delivering to Bank a duly executed letter of credit application on Bank’s standard form substantially similar to Exhibit E attached hereto; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (a) shall not at any time exceed $500,000 and (b) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Facility. Unless Borrowers shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Letter of Credit and Bank shall have agreed in writing, no Letter of Credit shall have an expiration date that is later than the Revolving Maturity Date. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrowers will pay any standard issuance and other fees that Bank notifies Borrowers will be charged for issuing and processing Letters of Credit for Borrowers.

(ii) As of the date hereof, there are outstanding standby letters of credit in the amount of $802,500 issued by Bank for the account of InPhonic (the “Existing Letter of Credits”). The Existing Letter of Credits shall not be deemed to constitute Letters of Credit hereunder, nor shall the amount of the Existing Letters of Credits be deemed to constitute (a) Revolving Advances for the purpose of calculating availability under the Revolving Facility or (b) Letters of Credit for purposes of determining whether outstanding and undrawn Letters of Credit exceed the $500,000 sublimit.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 0.6% above the Prime Rate.

(ii) Equipment Advances. Except as set forth in Section 2.2(b), the Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 1.5% above the Prime Rate.

(iii) Term Loan. Except as set forth in Section 2.2(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a rate equal to 0.95% above the Prime Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers’ deposit accounts or against the Committed Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan

Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Fees. Borrowers shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a Facility Fee equal to $31,500, which shall be nonrefundable and which shall be in addition to and not in lieu of any of facility, loan modification or restructuring fee previously paid by Borrowers to Bank;

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Term Loan Maturity Date.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension on or after the date hereof is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) the Warrant;

(c) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(d) payment of the fees and Bank Expenses then due specified in Section 2.4;

(e) agreement to provide insurance; and

(f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral. Bank acknowledges and agrees that any information furnished to or obtained by Bank pursuant to this Section 4.3 shall be subject to the confidentiality provisions set forth in Section 12.8 herein.

5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrowers’ powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which such Borrower is bound. No Borrower is in default under any agreement by which it is bound, which default could have a Material Adverse Effect.

5.3 Collateral. Each Borrower has good title to the Collateral, free and clear of Liens, except for Permitted Liens. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.4 Intellectual Property Collateral. Each Borrower is the sole owner of its Intellectual Property Collateral, except for Licenses granted by such Borrowers to its customers in the ordinary course of business. Each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and, to Borrowers’ knowledge, no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, Borrowers’ rights as licensees of intellectual property do not give rise to more than 5% of their gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrowers have not done business under any name other than those specified on the signature page hereof. The chief executive office of each Borrower is located at the addresses indicated in Section 10 hereof.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrowers’ interest or Bank’s security interest in the Collateral.

5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to any Borrower and any Subsidiary that are delivered by Borrowers to Bank fairly present in all material respects Borrowers’ consolidated financial condition as of the date thereof and Borrowers’ consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrowers’ assets (including goodwill minus disposition costs) exceeds the fair value of their liabilities; and Borrowers are not left with an unreasonably small amount of capital after the transactions contemplated by this Agreement relative to the Borrowers’ business and operations.

5.9 Compliance with Laws and Regulations. Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Borrowers’ failure to comply with ERISA that is reasonably likely to result in such Borrower’s incurring any liability that could have a Material Adverse Effect. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No Borrower has violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP.

5.10 Subsidiaries. No Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Each Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrowers’ business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, no Borrower is party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property.

5.13 Full Disclosure. No representation, warranty or other statement made by any Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, each Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.

6.2 Financial Statements, Reports, Certificates. Each Borrower shall deliver to Bank: (a) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering such Borrower’s consolidated operations during such period, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within 120 days after the end of such Borrower’s fiscal year, audited consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) if applicable, copies of all statements, reports and notices sent or made available generally by such Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against such Borrower or any Subsidiary that could result in damages or costs to such Borrower or any Subsidiary of $100,000 or more; (e) such budgets, sales projections, operating plans or other financial information generally prepared by such Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (f) within 30 days of any changes to the Intellectual Property Collateral and within 30 days of the last day of each fiscal year, a report signed by Borrowers, in form reasonably acceptable to Bank, listing any applications or registrations that Borrowers have made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any change in Borrowers’ Intellectual Property Collateral, including but not limited to any subsequent ownership right of any Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreements delivered to Bank by Borrowers in connection with this Agreement.

(a) Within 30 days after the last day of each month, Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(b) Bank shall have a right from time to time hereafter to audit and appraise the Collateral at Borrowers’ reasonable expense, provided that such audits will be conducted no more often than twice every 12 months unless an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Each Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between any Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Each Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $100,000.

6.4 Taxes. Each Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrowers or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.5 Insurance.

(a) Each Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower’s business is conducted on the date hereof. Each Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to such Borrower’s business.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrowers shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrowers’ option, be payable to Borrowers to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Borrowers shall maintain all of their operating accounts with Bank and Bank’s Affiliates.

6.7 Financial Covenants. Borrowers shall maintain, on a consolidated basis, as of the last day of each calendar month unless stated otherwise:

(a) Minimum Cash. Cash in a certificate of deposit maintained by Borrowers with Bank (the “Designated CD”) equal to not less than the amount of Borrowers’ Indebtedness to Bank (including non-cash secured standby letters of credit) under the Committed Revolving Line and the Equipment Line.

(b) Tangible Net Worth. A Tangible Net Worth, measured monthly, of not less than $10,000,000.

(c) Liquidity Ratio. A ratio of (i) all unrestricted cash at Bank plus 50% of net trade accounts receivable divided by (ii) the Obligations, of not less than 2.00 to 1.00.

6.8 Registration of Intellectual Property Rights.

(a) Each Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement delivered to Bank by Borrowers in connection with this Agreement, within 30 days of the date of this Agreement, (ii) all registrable intellectual property rights Borrowers have developed as of the date of this Agreement but heretofore failed to register, within 30 days of the date of this Agreement, and (iii) those additional intellectual property rights developed or acquired by Borrowers from time to time in connection with any product, prior to the sale or licensing of such product to any third party, and prior to Borrowers’ use of such product (including without limitation major revisions or additions which significantly improve the functionality of the intellectual property rights listed on such Exhibits A, B and C). Borrowers shall give Bank notice of all such applications or registrations.

(b) Each Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank’s security interest in the Intellectual Property Collateral.

(c) Each Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use its best efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(d) Bank may audit Borrowers’ Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that Borrowers are required under this Section 6.8 to take but which Borrowers fail to take, after fifteen (15) days’ notice to Borrowers. Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any license or agreement that is reasonably likely to have a material impact on Borrowers’ business or financial condition, Borrowers shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrowers’ business or financial condition; and (ii) take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrowers’ interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future.

6.10 Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, no Borrower will do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

7.2 Change in Business; Change in Control or Executive Office or Jurisdiction of Incorporation. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrowers. No Borrower will have a Change in Control and will not, without 30 days prior written notification to Bank, relocate its chief executive office or change it jurisdiction of incorporation.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other Person (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrowers), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (each of the above transactions referred to as an “Acquisition”), except where (i) such Acquisitions, together with all Joint Venture Investments, do not in the aggregate exceed $500,000 in cash, stock and other consideration during the term of this Agreement, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transaction and (iii) such merger constitutes a Permitted Investment.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that such Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrowers’ property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that such Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrowers give Bank prior written notice and as to which Bank has filed a financing statement where needed to perfect Bank’s security interest.

7.11 Compliance. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12 Negative Pledge Agreements. Permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrowers’ rights and interests in any Collateral.

7.13 Withdrawals from the Designated CD. Withdraw all or any portion of the cash in the Designated CD unless (a) Borrowers have given Bank not less than ten (10) days’ prior written notice and (b) either (i) the Obligations have been paid in full, or (ii) Borrowers agree in writing (in an amendment acceptable to Bank) to a new cash covenant requiring unrestricted cash balances to equal not less than two times the amount of the Obligations, or (iii) new financial covenants are agreed upon by Bank and Borrowers.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default. If any Borrower fails to pay any of the Obligations as and when due and such failure continues for 3 calendar ten or more after the due date, provided that within such 3-day cure period, the failure to pay shall not be deemed an Event of Default, but no Credit Extensions will be made;

8.2 Covenant Default. If any Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after any Borrower receives notice thereof or any officer of any Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs a material adverse change in Borrowers’ business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank’s security interests in the Collateral;

8.4 Attachment. If any material portion of Borrower’s assets is seized, or comes into the possession of any trustee, receiver or person acting in a similar capacity, or is attached, subjected to a writ or distress warrant or is levied upon and such attachment, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrowers’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrowers’ assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after any Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of

Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If any Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against any Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default in any agreement to which any Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $100,000 or that could have a Material Adverse Effect;

8.7 Subordinated Debt. If any Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 not covered by insurance shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all reasonable expenses incurred in connection therewith. With respect to any of Borrowers’ owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h) Bank may credit bid and purchase at any public sale; and

(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Bank (and any of Bank’s designated officers, or employees) as Borrowers’ true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrowers’ names on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrowers’ names on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrowers’ policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrowers and Bank without first obtaining Borrowers’ approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by any Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which a Borrower no longer has or claims to have any right, title or interest; (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (i) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the UCC; provided Bank may exercise such power of attorney to sign the name of Borrowers on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrowers’ attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. Upon the occurrence of and during the continuance of any Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If any Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to such Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and Section 9207 of the UCC, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers’ part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, Instruments, Chattel Paper, and guarantees at any time held by Bank on which such Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	INPHONIC, INC./SIMIPC ACQUISITION CORP./STAR NUMBER, INC.

If to Bank:	COMERICA BANK

with a copy to:	COMERICA BANK

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submit to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Each Borrower shall jointly and severally defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding anything to the contrary contained herein, Bank and Borrowers (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment or tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws, and except that, with respect to any document or similar item that in either case contains information concerning the U.S. tax treatment or U.S. tax structure of such transactions as well as other information, this paragraph shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

13.	SURETYSHIP WAIVERS.

13.1 Each Borrower hereby expressly waives (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting such Borrower’s liability under the Loan Documents; (b) discharge due to any disability of any Borrower; (c) any defenses of any Borrower to obligations under the Loan Documents not arising under the express terms of the Loan Documents or from a material breach thereof by Bank which under applicable law has the effect of discharging any Borrower from the Obligations as to which this Agreement is sought to be enforced; (d) the benefit of any act or omission by Bank which directly or indirectly results in or aids the discharge of any Borrower from any of the Obligations by operation of law or otherwise; (e) except as expressly provided herein, all notices whatsoever, including notice of acceptance of the incurring of the Obligations; (f) any right it may have to require Bank to disclose to it any information that Bank may now or hereafter acquire concerning the financial condition or any circumstances that bears on the risk of nonpayment by any other Borrower, including the release of such other Borrower from its Obligations hereunder; and (g) any requirement that Bank exhaust any right, power or remedy or proceed against any other Borrower or any other security for, or any guarantor of, or any other party liable for, any of the Obligations, or any portion thereof. Each Borrower specifically agrees that it shall not be necessary or required, and Borrowers shall not be entitled to require, that Bank (i) file suit or proceed to assert or obtain a claim for personal judgment against any other Borrower for all or any part of the Obligations; (ii) make any effort at collection or enforcement of all or any part of the Obligations from any Borrower; (iii) foreclose against or seek to realize upon the Collateral or any other security now or hereafter existing for all or any part of the Obligations; (iv) file suit or proceed to obtain or assert a claim for personal judgment against any Borrower or any guarantor or other party liable for all or any part of the Obligations; (v) exercise or assert any other right or remedy to which Bank is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (vi) file any claim against assets of one Borrower before or as a condition of enforcing the liability of any other Borrower under this Agreement. Without limiting the generality of the foregoing, each Borrower expressly waives the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH BORROWER HEREBY IRREVOCABLY WAIVES AND RELEASES:

(a) Any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of any Borrower, which right of marshaling might otherwise arise from any such payments made or obligations performed;

(b) Any and all rights that would result in such Borrower being deemed a “creditor” under the United States Code of any other Borrower or any other Person, on account of payments made or obligations performed by such Borrower; and

(c) Until such time as the Obligations have been satisfied in full, any claim, right or remedy which it may now have or hereafter acquire against any other Borrower that arises hereunder and/or from the performance by it hereunder including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Bank against any other Borrower or any collateral security which Bank now has or may hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

14.	No Novation.

Nothing contained herein shall in any way impair the Original Loan Documents now held for the Obligations, nor affect or impair any rights, powers, or remedies under the Original Loan Documents, it being the intent of the parties hereto that this Agreement shall not constitute a novation of the Original Loan Documents or an accord and satisfaction of the Obligations.

Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Original Loan Documents and the Loan Documents (as therein defined), as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains Collateral for the Obligations from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INPHONIC, INC.

By:	/s/ David Steinberg
Title:	CEO

SIMIPC ACQUISITION CORP.

By:	/s/ David Steinberg
Title:	CEO

STAR NUMBER, INC.

By:	/s/ David Steinberg
Title:	CEO

COMERICA BANK

By:	/s/ Brad Steele
Title:	First Vice President

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to any Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by any Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Borrower and such Borrower’s Books relating to any of the foregoing.

“Acquisitions” has the meaning set forth in Section 7.3.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means, subject to the terms herein, all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrowers’ Books” means all of Borrowers’ books and records including: ledgers; records concerning Borrowers’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or Washington are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrowers ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrowers, who did not have such power before such transaction.

“Chattel Paper” means any “chattel paper,” as such term is defined in Section 9102(a)(11) of the UCC, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires an interest.

1

“Closing Date” means the date of this Agreement.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property or rights (i) are nonassignable by their terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Section 9406 of the UCC), or (ii) the granting of a security interest therein is contrary to applicable law or the terms of the agreement pursuant to which the rights or property is acquired, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

“Committed Revolving Line” means a Credit Extension of up to $4,000,000.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, Equipment Advance, Term Loan, or any other extension of credit by Bank for the benefit of Borrowers hereunder.

“Deposit Accounts” means any “deposit account” as such term is defined in Section 9102(a)(29) of the UCC, and should include, without limitation, any demand, time, savings passbook or like account, now or hereafter maintained by or for the benefit of any Borrower, or in which any Borrower now holds or hereafter acquires any interest, with a bank, savings and loan association, credit union or like organization (including Bank) and all funds and amounts therein, whether or not restricted or designated for a particular purpose.

2

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Borrower has any interest.

“Equipment Advance” means a Credit Extension made under the Equipment Line.

“Equipment Advance Payment” has the meaning given such term in Section 2.1(c)(ii).

“Equipment Line” means Credit Extensions of up to $172,662.17.

“Equipment Maturity Date” means February 28, 2005.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning set forth in Section 8.

“Existing Letters of Credit” has the meaning set forth in Section 2.1(e)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar Instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Instruments” means any “instrument,” as such term is defined in Section 9102(a)(47) of the UCC now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest, including, without limitation, all notes, certificated securities, and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property Collateral” means all of Borrowers’ right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrowers now or hereafter existing, created, acquired or held;

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(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which any Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of any Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrowers’ Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Joint Venture Investment” has the meaning set forth in the definition of “Permitted Investments” hereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Letter of Credit” has the meaning set forth in Section 2.1(e)(i).

“Loan Documents” means, collectively, this Agreement, any note or notes executed by any Borrower, any warrants, and any other agreement entered into between any Borrower and Bank in connection with this Agreement or the Original Loan Documents, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of any Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Negotiable Collateral” means all of Borrowers’ present and future letters of credit of which it is a beneficiary, notes, drafts, Instruments, securities, documents of title, and Chattel Paper, and Borrowers’ Books relating to any of the foregoing.

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“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from any Borrower to others that Bank may have obtained by assignment or otherwise.

“Original Loan Documents” has the meaning set forth in the Recitals.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of any Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness secured by a lien described in clause (c) of the definition of “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(e) Subordinated Debt; and

(f) Trade payables incurred in the ordinary course of business;

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein or certificates of deposit of any other financial institution organized under the laws of the United States having total assets in excess of $250,000,000, and (iv) Bank’s money market accounts or money market accounts of any other

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financial institution organized under the laws of the United States having total assets in excess of $250,000.000; provided that in the case of (iii) and (iv) above, Bank shall have received a control agreement acceptable to Bank in order to perfect its security interest in each such investment;

(c) Repurchases of stock from former employees or directors of any Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $100,000 in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments of Subsidiaries in or to other Subsidiaries or any Borrower and Investments by any Borrower in Subsidiaries not to exceed $100,000 in the aggregate in any fiscal year;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrowers’ Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrowers’ business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of any Borrower in any Subsidiary; and

(i) Joint ventures or strategic alliances in the ordinary course of Borrowers’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support (each of the above hereinafter referred to as a “Joint Venture Investment”), provided that such Joint Venture Investments by Borrowers, together with all Acquisitions, do not exceed $500,000 in cash, stock and other consideration in the aggregate during the term of this Agreement.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintain adequate reserves, provided the same have no priority over any of Bank’s security interests;

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(c) Liens, not to exceed $500,000 in the aggregate, (i) upon or in any Equipment acquired or held by any Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.8; and

(g) Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect on Borrowers and their Subsidiaries taken as a whole.

“Permitted Transfer” means (a) the transfer of cash from InPhonic to SimIpc for payment of any of the liabilities set forth in Schedule A attached hereto or (b) the conveyance, sale, lease, transfer or disposition by any Borrower or any Subsidiary of:

(i) Inventory in the ordinary course of business;

(ii) licenses and similar arrangements for the use of the property of any Borrower or its Subsidiaries in the ordinary course of business;

(iii) surplus, worn-out or obsolete Equipment; or

(iv) other assets of Borrowers or their Subsidiaries which do not in the aggregate exceed $100,000.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of any Borrower.

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“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(b) hereof.

“Revolving Maturity Date” means March 18, 2004.

“Schedule” means the schedule of exceptions attached hereto, if any.

“Subordinated Debt” means any debt incurred by any Borrower that is subordinated to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank).

“Subsidiary” means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by any Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital, plus retained earnings (or minus accumulated deficit) of Borrowers and their Subsidiaries, plus all non-cash stock compensation expense of Borrowers and their Subsidiaries incurred on or after January 1, 2003, minus net intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

“Term Loan” means a loan of up to the lesser of (i) the amount as of the date hereof of Borrower’s outstanding principal indebtedness to Spring Capital Partners, L.P. and Argosy Investment Partners II, L.P., or (ii) $3,000,000.

“Term Loan Maturity Date” means August 7, 2008.1

“Term Loan Payment” has the meaning set forth in Section 2.1(e).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California (and each reference in this Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of California) shall refer to that Article (or Division, as applicable) as from time to time in effect, which in the case of Article 9 shall include and refer to Revised Article 9 from and after the date Revised Article 9 shall become effective in the State of California); provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party’s security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other

[1]	60 months from the closing date.

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jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Warrant” means that certain Warrant to Purchase Stock issued concurrently herewith by InPhonic to Bank for the purchase of 38,095 shares of InPhonic’s Common Stock and at an initial exercise price per share of $3.15 (split adjusted), with a maturity of seven (7) years from issuance and setting forth certain provisions including, without limitation, net exercise and anti-dilution protection provisions.

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JOINDER AGREEMENT

AND

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS JOINDER AGREEMENT AND FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Amendment”) is made and entered into as of June 2, 2004, by and among INPHONIC, INC. (“Inphonic”), SIMIPC ACQUISITION CORP. (“SimIpc”), STAR NUMBER, INC. (“Star”) and CELLULAR CHOICES, LLC (“Cellular Choices” and collectively with Inphonic, SimIpc and Star, the “Borrowers”), and COMERICA BANK, successor by merger to COMERICA BANK-CALIFORNIA (“Bank”).

RECITALS

A. Borrowers and Bank have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of August 7, 2003, as modified by that Waiver to Third Amended and Restated Loan and Security Agreement dated November 17, 2003 and that certain letter from Bank to Borrowers dated March 18, 2004 (as the same may from time to time be modified, amended, supplemented, restated or superseded, the “Loan Agreement”) pursuant to which Bank has agreed to extend and make available to Borrowers certain advances of money.

B. Borrowers desire that Bank amend the Loan Agreement upon the terms and conditions more fully set forth herein.

C. Subject to the representations and warranties of Borrowers herein and upon the terms and conditions set forth in this Amendment, Bank is willing to so amend the Loan Agreement.

D. This Amendment, the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), together with all other documents entered into or delivered pursuant to any of the foregoing, in each case as originally executed or as the same may from time to time be modified, amended, supplemented, restated or superseded are hereinafter collectively referred to as the “Loan Documents.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Borrowers and Bank hereby agree to amend the Loan Agreement as follows:

1. Definitions. Unless otherwise defined herein, all terms defined in the Loan Agreement have the same meaning when used herein.

2. Additional Borrower. For good and valuable consideration received, and intending to be legally bound, Cellular Choices hereby acknowledges and agrees that, upon the execution and delivery by Cellular Choices of this Amendment, it shall for all purposes be joined to, and become, as of the date of this Amendment, a Borrower to, and shall assume and incur the obligations of a Borrower under the Loan Agreement and all other Loan Documents, and does hereby grant to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Borrower of each of its covenants and duties under the Loan Documents.

3. Amendments to Loan Agreement.

3.1 Section 2.1(b)(i) of the Loan Agreement is hereby amended by deleting the first sentence contained therein in its entirety and replacing it with the following:

“(i) Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed, (1) from the Amendment Closing Date until and including October 31, 2004, the lesser of (i) the Committed Revolving Line or (ii) $3,000,000 (the “Non-Formula Amount”) plus the Borrowing Base, and (2) thereafter, the lesser of (i) the Committed Revolving Line, or (ii) the Borrowing Base; provided that the aggregate Advances on Eligible Inventory shall not exceed $7,500,000 minus the Non-Formula Amount from the Amendment Closing Date until and including October 31, 2004, and shall not exceed $7,500,000 at any time thereafter.”

3.2 Section 2.1 of the Loan Agreement is hereby amended by adding the following subsection (f) immediately following subsection (e) thereof:

“(f) Term Loan B.

(i) Within five (5) Business Days after the Amendment Closing Date, Bank will make Term Loan B to Borrowers on the date hereof.

(ii) Borrowers will repay Term Loan B in 50 consecutive monthly installments of (x) principal payments equal to the amount of Term Loan B divided by 120 plus (y) accrued interest, followed by a monthly installment equal to all remaining principal and accrued interest (each of the foregoing monthly installments, a “Term Loan B Payment”). Each Term Loan B Payment is payable on the first day of each month during the term of the loan. Borrowers’ final Term Loan B Payment, due on August 7, 2008 (the “Term Loan B Maturity Date”), shall include all principal and accrued interest amounts owing pursuant to Term Loan B.”

3.3 Section 2.2(a)(i) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(i) Advances. Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding daily balance thereof, at the rate specified in the LIBOR Addendum.”

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3.4 Section 2.2(a)(iii) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(i) Term Loan and Term Loan B. Except as set forth in Section 2.2(b), the Term Loan and Term Loan B shall bear interest, on the outstanding daily balance thereof, at the rate specified in the LIBOR Addendum.”

3.5 Section 2.2 of the Loan Agreement is hereby amended by adding the following subsection (e) immediately following subsection (d) thereof:

“(e) Unused Fee. On the last day of each calendar quarter until the Revolving Maturity Date and on the Revolving Maturity Date, the Borrowers shall pay an unused fee (the “Unused Fee”) to Bank, in arrears, at an annual rate of twelve and one-half basis points (0.125%) on the average daily unused portion of the applicable amount of the Committed Revolving Line during the calendar quarter or period then ended. The Unused Fee shall be computed on the basis of the year of 365 or 366 days, as the case may be, and paid on the actual number of days elapsed. The Unused Fee shall be calculated from the Amendment Closing Date.”

3.6 Section 2.5 of the Loan Agreement is hereby amended by deleting the reference to the “Term Loan Maturity Date” contained therein and replacing it with “Term Loan B Maturity Date.”

3.7 Section 5.3 of the Loan Agreement is hereby amended by adding the following to the end thereof:

“The Eligible Accounts are bona fide existing obligations. The property giving rise to such Eligible Accounts has been delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrowers have not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account.”

3.8 Section 6.2 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“6.2 Financial Statements, Reports, Certificates.

(a) Each Borrower shall deliver to Bank: (1) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering such Borrower’s operations during such period, in a form acceptable to Bank and certified by a Responsible Officer; (2) as soon as available, but in any event within 120 days after the end of such Borrower’s fiscal year, audited consolidated financial

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statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; provided however, that the annual audited financial statements for the fiscal year ended December 31, 2003 shall be due by June 30, 2004; (3) if applicable, copies of all statements, reports and notices sent or made available generally by such Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (4) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against such Borrower or any Subsidiary that could result in damages or costs to such Borrower or any Subsidiary of $200,000 or more; (5) such budgets, sales projections, operating plans or other financial information generally prepared by such Borrower in the ordinary course of business as Bank may reasonably request from time to time; (6) within 30 days of any changes to the Intellectual Property Collateral and within 30 days of the last day of each calendar quarter, a report signed by Borrowers, in form reasonably acceptable to Bank, listing any applications or registrations that Borrowers have made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any change in Borrowers’ Intellectual Property Collateral, including but not limited to any subsequent ownership right of any Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreements delivered to Bank by Borrowers in connection with this Agreement; and (7) by close of business on each Friday, or if any such Friday is not a Business Day, the next Business Day following such Friday, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit F hereto, together with aged listings of accounts receivable and accounts payable and inventory reports.

(b) Within 30 days after the last day of each month, Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c) Bank shall have a right from time to time hereafter to audit and appraise the Collateral at Borrowers’ reasonable expense, provided that such audits will be conducted no more often than twice every 12 months unless an Event of Default has occurred and is continuing.”

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3.9 Section 6.6 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“6.6 Primary Depository. At all times prior to the occurrence of a Qualified IPO, Borrowers shall maintain all of their operating accounts and not less than fifty-one percent (51%) of their total cash with Bank and Bank’s Affiliates.

3.10 Section 6.7 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“6.7 Financial Covenants. Borrowers shall maintain:

(a) Minimum EBITDA. EBITDA for the specified period on a trailing three (3) month basis of not less than the following amounts for the three (3) month period ending as of the dates below:

DATE	AMOUNT
May 31, 2004	$(3,500,000);
June 30, 2004	$(2,000,000);
July 31, 2004	$ (500,000);
August 31, 2004	$ 500,000;
September 30, 2004	$ 1,500,000;
October 31, 2004	$ 2,000,000;
November 30, 2004	$ 2,000,000;
December 31, 2004	$ 2,000,000;
January 31, 2005	To be determined on or before 12/15/04 based on Borrowers’ financial projections; such projections to be delivered to Bank not later than 12/1/04.

(b) Current Ratio. A ratio of Current Assets divided by Current Liabilities less Deferred Revenue of not less than 1.10 to 1.00 at all times.”

3.11 Section 6 of the Loan Agreement is hereby amended by adding the following Sections 6.11 and Section 6.12 thereto:

“6.11 Lockbox. As soon as possible, but in any event within sixty (60) days after the Amendment Closing Date, Borrowers shall have established a lockbox with Bank for receipt of all commission payments from carriers, pursuant to a lockbox agreement satisfactory to Bank in form and substance.

6.12 Landlord Waiver. As soon as possible, but in any event within 30 days (30) days after the Amendment Closing Date, Borrowers shall deliver

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to Bank a landlord waiver with respect to Borrowers’ facility located in Largo, MD, satisfactory to bank in form and substance.”

3.12 Section 7.13 of the Loan Agreement is hereby amended by deleting it in its entirety.

3.13 Section 11 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

11.1 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrowers and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BANK AND BORROWERS EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWERS, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

11.2 JUDICIAL REFERENCE. If and only if the jury trial waiver set forth in Section 11.1 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

(a) Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document, other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a

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party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of

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evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses.

(c) The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

(d) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.”

3.14 Section 12 of the Loan Agreement is hereby amended by adding the following subsection 12.9 thereto:

“12.9 Post-IPO Review. Upon the closing of a public offering of the equity securities of Borrowers, Bank shall have the right to (i) audit and appraise the Collateral at Borrowers’ reasonable expense, such right to audit and appraise being in addition to any rights of Bank under Section 6.2(c) and (ii) reset the advance rates and covenants set forth herein, including without limitation, financial covenants, in Bank’s sole discretion.”

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3.15 The definition of “Committed Revolving Line” in Exhibit A (DEFINITIONS) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

““Committed Revolving Line” means a Credit Extension of up to (i) $15,000,000 at all times prior to the occurrence of a Qualified IPO, and (ii) $25,000,000 at all times thereafter.”

3.16 The definition of “Credit Extension” in Exhibit A (DEFINITIONS) of the Loan Agreement is hereby amended by adding the phrase “, Term Loan B” immediately following the phrase “Term Loan” contained therein.

3.17 The definition of “Revolving Maturity Date” in Exhibit A (DEFINITIONS) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

““Revolving Maturity Date” means December 2, 2005.”

3.18 Exhibit A (DEFINITIONS) of the Loan Agreement is hereby amended by adding the following definitions, each in the appropriate alphabetical position:

““Amendment Closing Date” means June 2, 2004.”

““Borrowing Base” means an amount equal to 45% of Eligible Accounts and 41% of Eligible Inventory, each as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.”

““Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrowers as at such date; provided that unrestricted cash of Borrowers held at Bank or Bank’s Affiliates, as included in the calculation of Current Assets, shall not be less than $5,000,000.”

““Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrowers to a date more than one year from the date of determination.”

““Deferred Revenue” means all amounts received in advance of performance under contracts with Liberty Wireless and carrier tier bonuses and not yet recognized as revenue.”

“EBITDA” means, for the applicable period, Borrowers’ net income plus interest, taxes, depreciation, amortization, non-cash stock compensation expense and impairment of goodwill.

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““Eligible Accounts” means those Accounts with respect to wireless carriers (and with respect to non-wireless carriers to the extent approved by Bank on a case-by case-basis) that arise in the ordinary course of Borrowers’ business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.3; provided, that Bank may reasonably change the standards of eligibility by giving Borrowers 30 days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay within 90 days of invoice date;

(b) Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 90 days of invoice date;

(c) Accounts with respect to which the account debtor is an officer, employee, or agent of any Borrower;

(d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e) Accounts with respect to which the account debtor is an Affiliate of any Borrower;

(f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States; except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(h) Accounts with respect to which any Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower (also referred to as contra Accounts), but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except with respect to Accounts in which T-Mobile is the account debtor, to which the following percentages shall apply: (x) for the

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first six months following the Amendment Closing Date, 45%, (y) for the seventh through twelfth month following the Amendment Closing Date, 40% and (z) at all times thereafter, 30%, and except as otherwise approved in writing by Bank;

(j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrowers to be doubtful.”

““Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.”

““Eligible Inventory” means Inventory held at Borrowers’ facility located in Largo, Maryland, consisting of cell phones and other handheld cell phone devices aged 60 days or fewer, that complies with all of Borrowers’ representations and warranties to Bank set forth in Section 5.3. Eligible Inventory shall also include all of the foregoing which is held at Borrowers’ facility located in Texas upon (i) completion of an audit of such Inventory with results satisfactory to Bank, in its sole discretion and (ii) receipt by Bank of a fully executed landlord waiver with respect to Borrowers’ facility located in Texas, in form and substance satisfactory to Bank, in its sole discretion.”

““LIBOR Addendum” means that certain LIBOR Addendum to Third Amended and Restated Loan and Security Agreement by and among Borrowers and Bank, which LIBOR Addendum is attached hereto and incorporated by reference herein.”

““Nonformula Amount” has the meaning given such term in Section 2.1(b)(i).”

““Qualified IPO” means a public offering of the equity securities of Borrowers with proceeds of not less than $50,000,000 after deducting underwriters commissions and expenses.”

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““Term Loan B” means a Credit Extension of up to (i) $5,000,000 minus (ii) the outstanding principal balance of the Term Loan on the date on which Term Loan B is made.”

““Term Loan B Maturity Date” has the meaning given such term in Section 2.1(f)(ii).”

““Term Loan B Payment” has the meaning given such term in Section 2.1(f)(ii).”

3.19 Exhibit D (COMPLIANCE CERTIFICATE) of the Loan Agreement is hereby deleted and replaced with the Compliance Certificate attached hereto as Exhibit D.

3.20 Exhibit D (FORM OF LETTER OF CREDIT APPLICATION) of the Loan Agreement is hereby redesignated as Exhibit E thereto.

3.21 The Loan Agreement is hereby amended by adding Exhibit F (BORROWING BASE CERTIFICATE) in the form attached hereto as Exhibit F.

4. Ratification and Reaffirmation of Liens. Borrowers hereby ratify and reaffirm the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledge that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains Collateral for the Obligations from and after the date hereof.

5. Representations And Warranties. Each Borrower represents and warrants that its representations and warranties in the Loan Documents continue to be true and complete in all material respects as of the date hereof after giving effect to this Amendment (except to the extent such specifically relate to another date) and that the execution, delivery and performance of this Amendment are duly authorized, do not require the consent or approval of any governmental body or regulatory authority and are not in contravention of or in conflict with any law or regulation or any term or provision of any other agreement entered into by such Borrower.

6. Full Force And Effect; Entire Agreement. Except to the extent expressly provided in this Amendment, the terms and conditions of the Loan Agreement and the other Loan Documents shall remain in full force and effect. This Amendment and the other Loan Documents constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. The parties hereto further agree that the Loan Documents comprise the entire agreement of the parties thereto and supersede any and all prior agreements, negotiations, correspondence, understandings and other communications between the parties thereto, whether written or oral respecting the extension of credit by Bank to Borrowers and/or their affiliates.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

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8. Conditions Precedent to Effectiveness. The effectiveness of this Amendment is conditioned upon receipt by Bank of (a) this Amendment, (b) a fully-earned, non-refundable loan restructuring fee in the amount of $50,000, (c) a warrant to purchase 202,423 shares of the common stock of Inphonic at a price per share equal to (i) the “price to public” per share price specified in the final prospectus relating to the initial public offering of the equity securities of Borrowers, or (ii) if no such “price to public” exists at the time of exercise, $1.96 per share, such warrant to be in form and substance satisfactory to Bank, (d) payment of all reasonable fees and expenses incurred by Bank in connection with the preparation and execution of this Amendment, including without limitation, all legal and collateral audit fees; (e) corporate borrowing resolutions for each Borrower and (f) any other documents which Bank may require to carry out the terms hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first written above.

BORROWERS:

INPHONIC, INC.

By:	/s/ David Steinberg
Name:	David Steinberg
Title:	CEO

SIMIPC ACQUISITION CORP.

By:	/s/ David Steinberg
Name:	David Steinberg
Title:	CEO

STAR NUMBER, INC.

By:	/s/ Don Charlton
Name:	Don Charlton
Title:	President, StarNumber, Inc.

CELLULAR CHOICES LLC

By:
Its CFO/SECRETARY
CELLULAR CHOICES LLC

BANK:

COMERICA BANK

By:	/s/ Bradley H. Steele
Name:	Bradley H. Steele
Title:	First Vice President

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